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           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our six reports each dated May 19, 2006, relating to the financial statements and financial highlights which appear in the March 31, 2006 Annual Reports to Shareholders of AIM Energy Fund, AIM Financial Services Fund, AIM Gold & Precious Metals Fund, AIM Leisure Fund, AIM Technology Fund, and AIM Utilities Fund (the six portfolios of AIM Sector Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Examples of Persons to Whom AIM Provides Non-Public Portfolio Holdings on an Ongoing Basis", and "Other Service Providers", in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
July 21, 2006